UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 28, 2017

Green Plains Inc.

(Exact name of registrant as specified in its charter)

Iowa	001-32924	84-1652107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1811 Aksarben Drive

Omaha, Nebraska

(Address of principal executive offices)

68106

(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 28, 2017, Green Plains Cattle Company LLC (“GPC”) entered into an amendment of its senior secured asset-based revolving credit facility with a group of lenders led by Bank of the West and ING Capital LLC. This amendment was completed to fund the additional working capital requirements related to the pending acquisition of two cattle feedlots located in Leoti, Kansas and Yuma, Colorado.

The revolving credit facility is used to finance the working capital for all of GPC’s cattle feedlot operations up to the maximum commitment, based on eligible collateral equal to the sum of percentages of eligible receivables, inventories and other current assets, less miscellaneous adjustments. The amendment increases the maximum commitment from $100 million to $200 million until July 31, 2017, when it increases to $300 million. The maturity date is extended from October 31, 2017 to April 30, 2020.

Advances under the revolving credit facility, as amended, are subject to variable interest rates equal to LIBOR plus 2% to 3% or the base rate plus 1% to 2%, depending on the preceding three months’ excess borrowing availability. The credit facility also includes an accordion feature that enables the maximum commitment to be increased by up to $100 million with agent approval. The unused portion of the credit facility is also subject to a commitment fee of 0.20% to 0.30% per annum, depending on the preceding three months’ excess borrowing availability. Interest is payable as required but no less than quarterly in arrears and principal is due upon maturity.

Lenders receive a first priority lien on certain cash, inventory, accounts receivable, property and equipment and other assets owned by GPC as security on the credit facility. The amended terms impose affirmative and negative covenants, including maintaining working capital of 15% of the commitment amount, tangible net worth of 20% of the commitment amount and a total debt to tangible net worth ratio of 3.50x or less. Capital expenditures are limited to $10.0 million per year under the credit facility, plus $10.0 million per year if funded by a contribution from the parent, plus unused amounts from the previous year.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit	Description

10.1	Second Amendment to the Credit Agreement, dated as of April 28, 2017, by and among Green Plains Cattle Company LLC and Bank of the West and ING Capital LLC. (joint administrative agents for lenders).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: May 1, 2017	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)